Filed pursuant to Rule 424(b)(3)
File No. 333-286556
Blue Owl Credit Income Corp.
Supplement No. 3 dated September 15, 2026
To
Prospectus dated April 20, 2026
This supplement contains information that amends, supplements or modifies certain information contained in the accompanying prospectus of Blue Owl Credit Income Corp. dated April 20, 2026, as amended and supplemented (the “Prospectus”), and is part of, and should be read in conjunction with, the Prospectus. The Prospectus has been filed with the U.S. Securities and Exchange Commission, and is available free of charge at www.sec.gov or by calling (212) 419-3000. Capitalized terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.
Before investing in shares of our common stock, you should read carefully the Prospectus and this supplement and consider carefully our investment objective, risks, charges and expenses. You should also carefully consider the “Risk Factors” beginning on page 43 of the Prospectus before you decide to invest in our common stock.
UPDATES TO PROSPECTUS
The following replaces the paragraph under “New Jersey” in the “Suitability Standards” section of the Prospectus:
New Jersey - New Jersey investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liability) that consists of cash, cash equivalent and readily marketable securities. In addition, a New Jersey investor’s investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools (each, a “DIP Category”), but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of their liquid net worth. However, New Jersey investors who are accredited investors, as defined at N.J.S.A. 49:3-49(p), may not invest more than ten percent (10%) of their liquid net worth in each DIP Category.